As filed with the U.S. Securities and Exchange Commission on February 8, 2022.

No. 333-260692

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1574543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4301 50th Street NW,

Suite 300 PMB 1044,

Washington, D.C. 20016

(202) 918-7050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert D. Reid

Chief Executive Officer

Supernova Partners Acquisition Company II, Ltd.

4301 50th Street NW,

Suite 300 PMB 1044,

Washington, D.C. 20016

(202) 918-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Patrick H. Shannon Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 Tel: (202) 637-2200	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	Adam Dinow Rupa Briggs David Silverman Cooley LLP 55 Hudson Yards New York, NY 10001 Tel: (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d)  (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(9)
New Rigetti Common Stock(1)	148,012,213	$10.11(5)	$1,496,396,488	$138,716(8)
New Rigetti Common Stock(2)	13,075,000	$11.50(6)	$150,362,500	$13,939(8)
Warrants to purchase New Rigetti Common Stock(3)	13,075,000	$1.94(7)	$25,365,500	$2,351(8)
Total			$1,672,124,488	$155,006(8)

(1)

The number of shares of common stock of New Rigetti (as defined below) being registered represents (i) 34,500,000 Class A ordinary shares underlying units issued in Supernova’s (as defined below) initial public offering which will be canceled and automatically converted, on a one-for-one basis, into shares of common stock of New Rigetti (the “New Rigetti Common Stock”); (ii) 8,625,000 Class B ordinary shares held by Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”) and each of Supernova’s directors and officers (which includes the Sponsor Earn Out Shares (as defined below)) which will be canceled and automatically converted, on a one-for-one basis, into shares of New Rigetti Common Stock; and (iii) up to 104,868,217 shares of New Rigetti Common Stock (which includes up to 28,960,484 shares of New Rigetti Common Stock issuable or reserved for issuance upon the exercise of options or warrants to purchase Rigetti common stock or settlement of restricted stock units for Rigetti common stock outstanding and that may be issued pursuant to the terms of the Merger Agreement described herein, which will convert into options or warrants to purchase New Rigetti Common Stock or restricted stock units for New Rigetti Common Stock in accordance with the terms of the Merger Agreement described herein) that based on an estimated Exchange Ratio (as defined in the proxy statement/prospectus) of 0.7870 as of January 25, 2022 is estimated to be the maximum number of shares of New Rigetti Common Stock to be issued to the equityholders of Rigetti Holdings, Inc. (“Rigetti”) in connection with the Business Combination as defined and described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”).

(2)

Represents shares of New Rigetti Common Stock to be issued upon the exercise of (i) 8,625,000 warrants to purchase Class A ordinary shares underlying units issued in Supernova’s initial public offering (“public warrants”) and (ii) 4,450,000 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of Supernova’s initial public offering (“private placement warrants,” and together with the public warrants, the “warrants”). The warrants will convert into warrants to acquire shares of New Rigetti Common Stock in the Business Combination and the Domestication (as defined below).

(3)	The number of warrants to acquire shares of New Rigetti Common Stock being registered represents (i) 8,625,000 public warrants and (ii) 4,450,000 private placement warrants.
(4)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Supernova on the New York Stock Exchange (“NYSE”) on October 26, 2021 ($10.11 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants, as may be adjusted from time to time in accordance with the terms of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Supernova public warrants on the NYSE on October 26, 2021 ($1.94 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(9)	Previously paid.
*

Prior to (but no later than the day preceding) the consummation of the Business Combination, Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which Supernova’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Rigetti Computing, Inc.” upon the consummation of the Domestication. As used herein, “New Rigetti” refers to Supernova after giving effect to the consummation of the Domestication and the Business Combination.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-4 is being filed solely for purposes of filing the exhibits indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1**	Agreement and Plan of Merger, dated as of October 6, 2021, by and among Supernova Partners Acquisition Company II, Ltd., Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

2.2**	First Amendment to Agreement and Plan of Merger, dated as of December 23, 2021, by and among Supernova Partners Acquisition Company II, Ltd., Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

2.3**	Second Amendment to Agreement and Plan of Merger, dated as of January 10, 2022, by and among Supernova Partners Acquisition Company II, Ltd., Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

3.1**	Amended and Restated Memorandum and Articles of Association of Supernova (included as Annex B to the proxy statement/prospectus).

3.2**	Form of Certificate of Incorporation of New Rigetti, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.3**	Form of Bylaws of New Rigetti, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

4.1**	Specimen Unit Certificate.

4.2**	Specimen Ordinary Share Certificate.

4.3**	Specimen Warrant Certificate.

Exhibit Number	Description

4.4**	Form of Certificate of Corporate Domestication of Supernova, to be filed with the Secretary of the State of Delaware.

4.5**	Warrant Agreement between American Stock Transfer & Trust Company, LLC and Supernova Partners Acquisition Company II, Ltd., dated March 1, 2021.

5.1**	Opinion of Latham & Watkins LLP.

8.1**	Opinion of Latham & Watkins LLP regarding certain tax matters.

10.1**	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus).

10.2**	Rigetti Holders Support Agreement, dated as of October 6, 2021, by and among Supernova Partners Acquisition Company II, Ltd., Rigetti Holdings, Inc. and certain other parties thereto

10.3**	Sponsor Support Agreement, dated as of October 6, 2021, by and among Supernova Partners Acquisition Company II, Ltd., Rigetti Holdings, Inc., Supernova Partners II LLC and certain other parties thereto

10.4**	Form of New Rigetti 2022 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus).

10.5**	Form of 2022 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).

10.6**	Registration Rights Agreement among Supernova, the Sponsor and the other holders party thereto

10.7**	Form of Amended and Restated Registration Rights Agreement, by and among New Rigetti and the other parties thereto (included as Annex F to the proxy statement/ prospectus)

10.8**	Letter Agreement among Supernova, the Sponsor and Supernova’s officers and directors

10.9**	Investment Management Trust Account Agreement between American Stock Transfer & Trust Company, LLC and Supernova

10.10**	Private Placement Warrants Purchase Agreement between Supernova and the Sponsor

10.11**	Form of Indemnity Agreement between Supernova and each of its directors and officers

10.12**	Lease Agreement dated August 9, 2016 by and between Rigetti and Prologis Limited Partnership I, as amended.

10.13**	Lease Agreement dated April 15, 2015, by and among Rigetti, Temescal, LP and Contra Costa Industrial Park, Ltd., as amended.

10.14**	Loan and Security Agreement dated March 10, 2021, by and between Rigetti and Trinity Capital Inc.

10.15**	Amendment No. 1 to Trinity Loan and Security Agreement dated May 18, 2021, by and between Rigetti and Trinity Capital Inc.

10.16**	Amendment No. 2 to Trinity Loan and Security Agreement dated October 21, 2021, by and between Rigetti and Trinity Capital Inc.

10.17**	Amendment No. 3 to Trinity Loan and Security Agreement dated January 27, 2022, by and between Rigetti & Co. LLC and Trinity Capital Inc.

10.18	Guaranty Agreement dated January 27, 2022, by and between Rigetti Holdings, Inc. and Trinity Capital Inc.

10.19**	Manufacturing Agreement dated May 28, 2020, by and between Rigetti and Sparqtron Corporation.

10.20**	Rigetti & Co, Inc. 2013 Equity Incentive Plan

10.21**	Amended and Restated Warrant to Purchase Stock, dated March 9, 2021, issued to Trinity Capital Inc. by Rigetti & Co, Inc.

Exhibit Number	Description

10.22**	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Rigetti & Co, Inc. 2013 Equity Incentive Plan

10.23**	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under Rigetti & Co, Inc. 2013 Equity Incentive Plan

10.24	Amended & Restated Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and Chad Rigetti

10.25	Amended & Restated Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and Brian Sereda

10.26	Amended & Restated Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and Taryn Naidu

10.27	Executive Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and David Rivas

10.28	Amended & Restated Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and Mike Harburn

10.29	Amended & Restated Employment Agreement, dated February 2, 2022, between Rigetti Holdings, Inc. and Rick Danis

21.1**	List of subsidiaries of Supernova.

23.1**	Consent of Marcum LLP, independent registered accounting firm for Supernova.

23.2**	Consent of BDO USA, LLP, independent registered accounting firm for Rigetti.

23.3**	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

23.4**	Consent of Latham & Watkins LLP (included as part of Exhibit 8.1).

24.1**	Power of Attorney (included on signature page to the Registration Statement).

99.1**	Form of Proxy Card for Extraordinary General Meeting (included as Annex G to the proxy statement/prospectus).

99.2**	Consent of Alissa Fitzgerald to be named as a director

99.3**	Consent of Chad Rigetti to be named as a director

99.4**	Consent of Gen. Peter Pace to be named as a director

99.5**	Consent of Ray Johnson to be named as a director

99.6**	Consent of David Cowan to be named as a director

99.7**	Consent of Cathy McCarthy to be named as a director

99.8**	Consent of Michael Clifton to be named as a director

99.9**	Consent of H. Gail Sandford to be named as a director

101.INS**	Inline XBRL Instance Document

101.SCH**	Inline XBRL Taxonomy Extension Schema Document

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document

Exhibit Number	Description

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Previously filed

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 8th day of February, 2022.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Robert D. Reid
Name: Robert D. Reid
Title: Chief Executive Officer

Name	Position	Date

/s/ Spencer M. Rascoff
Spencer M. Rascoff	Co-chair	February 8, 2022

/s/ Alexander M. Klabin
Alexander M. Klabin	Co-chair	February 8, 2022

/s/ Robert D. Reid
Robert D. Reid	Chief Executive Officer And Director	February 8, 2022
(principal Executive Officer)

/s/ Michael S. Clifton
Michael S. Clifton	Chief Financial Officer And Director	February 8, 2022
(principal Financial And Accounting Officer)

/s/ Katie Curnutte
Katie Curnutte	Director	February 8, 2022

/s/ Ken Fox
Ken Fox	Director	February 8, 2022

/s/ Damien Hooper-Campbell
Damien Hooper-Campbell	Director	February 8, 2022

/s/ Jim Lanzone
Jim Lanzone	Director	February 8, 2022

/s/ Gregg Renfrew
Gregg Renfrew	Director	February 8, 2022

/s/ Rajeev Singh
Rajeev Singh	Director	February 8, 2022

*By: /s/ Michael S. Clifton

Name: Michael S. Clifton

Title: Attorney-in-fact